Exhibit 99.1

News Release

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES FOURTH QUARTER AND YEAR-END 2008 FINANCIAL RESULTS

MIAMISBURG, Ohio. – February 26, 2009 – NewPage Corporation (NewPage) today announced its financial results of operations for the fourth quarter and the full year 2008, which reflect the acquisition of Stora Enso North America Inc. (SENA) as discussed below. Net sales were $977 million in the fourth quarter of 2008 compared to $652 million in the fourth quarter of 2007, an increase of 50%. For the full year 2008, net sales were $4,356 million compared to $2,168 million for 2007, an increase of 101%. Net loss was $(42) million in the fourth quarter of 2008 compared to a net loss of $(4) million in the fourth quarter of 2007. For the full year 2008, there was a net loss of $(117) million compared to a net loss of $(8) million in 2007. Debt covenant EBITDA (earnings before interest, taxes, depreciation and amortization) was $144 million for the fourth quarter of 2008 compared to $110 million for the fourth quarter of 2007. For the full year, debt covenant EBITDA was $611 million in 2008 and $308 million in 2007.

The company’s financial statements include the results of SENA since December 21, 2007, when NewPage completed the acquisition of SENA from Stora Enso Oyj, which effectively doubled the size of the company.

“The markets for our products fell markedly in the third and fourth quarters of 2008 as rising uncertainty over the direction of the economy halted or slowed much of the advertising spend,” said Mark A. Suwyn, NewPage chairman of the board and chief executive officer. “There is evidence to suggest print advertising is more than holding its own versus other forms of advertising, but the sharp decline in total advertising spend has hit our customers hard. Despite these conditions, we increased EBITDA versus last year on a pro forma basis by proactively taking steps to match production to orders. We permanently shut more than 1.1 million tons of capacity, took additional market-related downtime and took steps to reduce costs accordingly. Our intention is to continue to manage production closely to customer demand.”

The following schedule details key performance and cost metrics for the fourth quarter and full year:

	Fourth Quarter		Full Year
	2008	2007	2008	2007
Coated paper volume—000s tons	759	659	3,564	2,261

	Fourth Quarter		Full Year
	2008	2007	2008	2007
Price per ton of coated paper	$995	$906	$983	$886
Market downtime—000s tons	60	0	91	27
Maintenance expense—$ million	$69	$45	$346	$169
Gross margin	6.5%	16.0%	8.6%	12.6%
SG&A expense—% of net sales	3.8%	7.2%	5.0%	5.7%

“From an operations perspective, we had a solid year in terms of productivity, although these benefits were partially offset by higher costs for transportation and raw materials,” said Richard D. Willett, Jr., NewPage president and chief operating officer. “During the fourth quarter, to manage through these challenges and because of lower customer demand, we took market-related downtime of approximately 60,000 tons, reduced our capital spending, and kept our workforce focused on driving down costs. Lean Six Sigma projects and productivity initiatives have dramatically helped to reduce the effects of inflation. During the year, employees across the company participated in projects generating more than $65 million of annualized savings. In addition, our integration efforts remain on track to achieve our identified synergies, although the full benefit will be delayed as a result of the lower customer demand.”

Interest expense for the fourth quarter was $69 million in 2008 compared to $57 million in 2007. For the full year, interest expense in 2008 was $277 million compared to $154 million in 2007. The increase in 2008 resulted from interest expense on the debt incurred to finance the SENA acquisition, partly offset by lower interest rates. Additionally, in the fourth quarter of 2007 we recorded a write-off of $17 million of financing costs in 2007 as a result of the debt refinancing in connection with the acquisition of SENA.

For the full year, EBITDA was $477 million for 2008 and $284 million for 2007. The company also recorded the following items during 2008 and 2007.

•	2008: $78 million of costs related to severance and integration resulting from the SENA acquisition, $18 million of non-cash equity compensation and $11 million for losses on the disposal of assets.

•	2007: $14 million of non-cash equity compensation and $6 million of costs related to severance and integration resulting from the SENA acquisition.

“We are starting 2009 with continued subdued order volumes,” added Suwyn. “We have responded with several major efforts to further reduce costs in the face of lower demand including the following actions:

•	We are seeing significant success in driving raw material, energy and transportation costs down as oil and natural gas prices have eased.

•	We have introduced our Lean Six Sigma principles to our newly acquired mills and expect significant savings from those efforts.

•	We are realizing the benefits of our synergies as a result of integration activities taken last year. These benefits will increase as volume returns.

•	In addition to these actions, we also put in place several personnel and employee cost actions. Specifically, we’ve frozen wages, eliminated bonuses for our senior leaders and curtailed hiring.

•

We have several initiatives under way to accelerate cost reductions, monetize selected assets and gain incremental sales. These initiatives include potential sales of some hydroelectric facilities, monetizing bio-fuel assets, applying for bio-fuel tax incentives and continuing to explore export and niche uncoated markets in order to keep the mills operating.”

NewPage closed the quarter with $344 million of liquidity, consisting of $3 million of cash and $341 million of borrowing availability under the revolving credit facility. There were no outstanding borrowings under the revolving senior secured credit facility as of December 31, 2008.

Conference Call

The NewPage Fourth Quarter and Year-End 2008 Conference Call and Webcast is scheduled for today, February 26, 2009, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing (866) 244-4530 (toll-free domestic) or (703) 639-1173 (international), conference ID 1327912. A replay of the call can be accessed via telephone (888) 266-2081 (toll-free domestic) or (703) 925-2533 (international), access code 1327912. The replay will be available starting at 2 p.m. (ET) on February 26, 2009 and will remain available until midnight (ET) on April 2, 2009.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to realize the anticipated benefits of the acquisition of SENA, including anticipated synergies; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

Fourth Quarters Ended December 31, 2008 and 2007

(in millions)

	2008	2007
Net sales	$977	$652

Cost of sales	913	548
Selling, general and administrative expenses	38	48
Interest expense	69	57
Other (income) expense, net	3	(1)

Income (loss) before income taxes	(46)	—
Income tax (benefit)	(4)	4

Net income (loss)	$(42)	$(4)

NewPage Corporation

Consolidated Statements of Operations (unaudited)

Years Ended December 31, 2008 and 2007

(in millions)

	2008	2007
Net sales	$4,356	$2,168

Cost of sales	3,979	1,895
Selling, general and administrative expenses	217	124
Interest expense	277	154
Other (income) expense, net	—	(1)

Income (loss) before income taxes	(117)	(4)
Income tax (benefit)	—	4

Net income (loss)	$(117)	$(8)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

December 31, 2008 and 2007

(in millions)

	2008	2007
ASSETS
Cash and cash equivalents	$3	$143
Accounts receivable, net	278	351
Inventories	628	584
Other current assets	22	43

Total current assets	931	1,121

Property, plant and equipment, net	3,205	3,564
Other assets	109	198

TOTAL ASSETS	$4,245	$4,883

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$254	$338
Other current liabilities	270	290
Current maturities of long-term debt	16	16

Total current liabilities	540	644
Long-term debt	2,900	2,909
Other long-term obligations	616	351
Deferred income taxes	6	293
Commitments and contingencies
Minority interest	26	31

Stockholder’s equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	767	729
Accumulated deficit	(214)	(97)
Accumulated other comprehensive income (loss)	(396)	23

Total stockholder’s equity	157	655

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$4,245	$4,883

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

Years Ended December 31, 2008 and 2007

(in millions)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(117)	$(8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	317	134
Non-cash interest expense	26	26
Loss on disposal of assets	11	3
Deferred income taxes	4	4
LIFO effect	30	1
Equity award expense	18	14
Changes in operating assets and liabilities	(229)	104

Net cash provided by (used in) operating activities	60	278

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(165)	(102)
Payments for acquired business	(8)	(1,486)
Proceeds from sales of assets	6	—

Net cash provided by (used in) investing activities	(167)	(1,588)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	2,008
Payment of financing costs	—	(62)
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(8)	(8)
Loans to parent companies	(7)	(5)
Payments on long-term debt	(16)	(524)
Borrowings on revolving credit facility	153	—
Payments on revolving credit facility	(153)	—

Net cash provided by (used in) financing activities	(31)	1,409

Effect of exchange rate changes on cash and cash equivalents	(2)	—

Net increase (decrease) in cash and cash equivalents	(140)	99
Cash and cash equivalents at beginning of period	143	44

Cash and cash equivalents at end of period	$3	$143

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

Fourth Quarters and Years Ended December 31, 2008 and 2007

(in millions)

	Fourth Quarter Ended December 31, 2008	Fourth Quarter Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2007
Net income (loss)	$(42)	$(4)	$(117)	$(8)
Plus:
Interest expense	69	57	277	154
Income tax (benefit)	(4)	4	—	4
Depreciation and amortization	97	36	317	134

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$120	$93	$477	$284

Plus:
Equity award expense	(7)	12	18	14
Loss on disposal of assets	1	2	11	3
LIFO effect	6	(2)	30	1
Pension (income) expense	(3)	—	(3)	—
Severance and integration costs	27	5	78	6

Debt Covenant EBITDA	$144	$110	$611	$308

EBITDA and Debt Covenant EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“GAAP”), are not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA and Debt Covenant EBITDA are shown because they are a primary component of certain covenants under our senior secured credit facilities and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Debt Covenant EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Debt Covenant EBITDA instead of net income (loss) have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.